EXHIBIT 11-1


                        PENNSYLVANIA ENTERPRISES, INC.

                Statement Re Computation of Per Share Earnings for the Three-Month Period Ended March 31, 1995

[CAPTION]
[S]                                                         [C]
Income before subsidiary's preferred
  stock dividends                                           $  2,656,000

Subsidiary's preferred stock dividends                           691,000

Net income                                                  $  1,965,000

Earnings per share of common stock                          $        .35

Computations of additional common shares outstanding

  Average shares of common stock                               5,653,003

  Incremental common shares applicable to
    options, based on the daily average
    market price                                                       -

  Average common shares as adjusted                            5,653,003

  Average shares of common stock                               5,653,003

  Incremental common shares applicable to
    options, based on the more dilutive of
    daily average or ending market price                           1,961

  Average common shares fully diluted                          5,654,964

Earnings per share of common stock

  Average common shares as adjusted                         $        .35

  Average common shares fully diluted                       $        .35
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